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                                                                      EXHIBIT 21

                                  EXHIBIT 21

                             LIST OF SUBSIDIARIES

        The subsidiaries of the Company are as follows:


        NAME                            STATE OR PLACE OF INCORPORATION
Tamboril Cigar International, Inc.      Delaware

Diversified Tobacco Products, Inc.      Delaware

Tabacalera Tamboril, S.A.               Dominican Republic
